Exhibit 10.15

[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Cambridge Heart, Inc.

One Oak Park Drive

Bedford, MA 01730

EMPLOYMENT AGREEMENT

Effective as of December 14, 2007

Ali Haghighi-Mood

c/o Cambridge Heart, Inc.

One Oak Park Drive

Bedford, MA 01730

Dear Ali:

You have agreed to serve as President and Chief Executive Officer of Cambridge Heart, Inc. (the “Company”). This Agreement sets forth the terms of your employment by the Company effective as of December 14, 2007 (the “Effective Date”), when the Company’s Board of Directors (the “Board”) elected you (the “Executive”) as the Company’s President and Chief Executive Officer.

1. CAPACITY AND PERFORMANCE:

(a) The Executive will serve as the Company’s President and Chief Executive Officer at the pleasure of the Board or until the Executive resigns his employment with the Company. The Board of Directors will elect the Executive to serve as a director of the Company until at least the next annual meeting of stockholders of the Company, and the Executive agrees to serve in such capacity without further compensation.

(b) Subject to the direction and control of the Board and any committee thereof, the Executive shall have full discretionary authority during the term of his employment to control the Company’s day-to-day operations and shall have all other powers and duties consistent with his position as President and Chief Executive Officer. The Executive shall perform such other duties and responsibilities on behalf of the Company as may be designated from time to time by the Board, provided that such duties shall be reasonably consistent with those duties assigned to Chief Executive Officers in organizations comparable to the Company.

(c) During the term of his employment, the Executive shall devote substantially all of his full business time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder. The Executive shall comply with all lawful written policies of the Company in effect from time to time. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing or to the extent that any such activity or service does not adversely affect the performance of his duties and responsibilities hereunder.

2. SALARY: The Company shall pay the Executive a base salary at the rate of Two Hundred Seventy Five Thousand Dollars ($275,000) per annum, payable in accordance with the payroll practices of the Company for its executives. Such base salary, as from time to time increased by the Board in its sole discretion, is hereafter referred to as the “Base Salary.”

3. BONUS: The Executive shall have the opportunity to earn an annual performance bonus for each of the years ended December 31, 2007 and 2008 in the amount, and contingent upon the achievement by the Company of the performance criteria, set forth on Exhibit A hereto. The Executive shall have the opportunity to earn an annual performance bonus for subsequent years in the amount, and contingent upon the achievement by the Company or the Executive, as the case may be, of performance goals to be agreed upon by the Executive and the Board or a compensation committee thereof. The Company may, from time to time, pay such other bonus or bonuses to the Executive as the Board or a compensation committee of the Board, in its sole discretion, deems appropriate. Except as otherwise provided herein, bonuses shall be paid at such time as bonuses for the applicable period are regularly paid to senior executives of the Company. In the event that the Executive’s employment is terminated by the Company without Cause (as defined hereafter) prior to December 31 of any year after 2008, the Executive shall be entitled to receive a pro rated amount of the portion of the performance bonus that is based upon the financial results of the Company, if any, calculated based upon the Company’s financial results through the end of the most recent calendar quarter ended prior to the termination of the Executive’s employment.

4. STOCK OPTIONS:

(a) The Executive shall receive two stock options (the “Stock Options”): (a) a stock option to purchase Nine Hundred Thousand (900,000) shares of common stock of the Company, which will be granted under, and shall be subject to the terms and conditions of, the Company’s 2001 Stock Incentive Plan (the “2001 Plan”) and (b) a stock option to purchase Four Hundred Fifty Thousand (450,000) shares of common stock of the Company, which will be granted as a stand-alone award outside of the Company’s equity incentive plans but will be nevertheless governed by the terms and conditions of the 2001 Plan as though they were granted under the 2001 Plan. The Stock Options shall have an exercise price equal to the closing price for shares of common stock of the Company as reported on the OTC Bulletin Board on December 11, 2007, the date on which the Board of Directors awarded the Stock Options subject to the exection of this Agreement by the Company and the Executive. The Stock Options shall have a term of 10 years, shall become exercisable in three equal annual installments beginning on the first anniversary of the Effective Date, and shall otherwise contain such terms and conditions consistent with the terms and conditions of options regularly granted to senior executives of the Company. The Stock Options shall become exercisable in full in the event that a Change in Control of the Company occurs (except with respect to any portion of such stock options that have been exercised, forfeited or terminated prior to the date of the Change in Control), provided that all such Stock Options (including the portion accelerated upon a Change of Control) must be exercised within the time periods set forth in the applicable stock option agreement and the 2001 Plan.

(b) Notwithstanding anything to the contrary contained in the Severance Agreement dated September 17, 2003 between the Company and the Executive, as amended by letter agreement dated December 14, 2006, a copy of which is attached hereto as Appendix A (the “Severance Agreement”) or in the applicable stock option award agreements, all stock options previously granted to the Executive that are outstanding as of the date hereof, as more specifically set forth on Exhibit B attached hereto, are hereby amended to provide (i) that such options will immediately become exercisable in full in the event that a Change in Control of the Company occurs (except with respect to any portion of such stock options that have been exercised, forfeited or terminated prior to the date of the Change in Control) and (ii) that, notwithstanding the foregoing, all such stock options (including the portion accelerated upon a Change of Control) must be exercised within the time periods set forth in the applicable stock option agreement and the 2001 Plan.

5. VACATIONS: During the term of his employment, the Executive shall be entitled to four weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. The Executive shall accrue paid vacation leave in accordance with the same terms applicable to other senior members of management, provided, however, that up to four weeks of accrued vacation leave that remains unused as of December 31 of each calendar year ending during the term of the Executive’s employment shall be carried forward into the immediately subsequent calendar year, and provided further that in no event shall the vacation carry forward attributable to any one or more years exceed four weeks.

6. BENEFITS: During the term of his employment and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of benefit (including, without limitation, bonus compensation) otherwise provided to the Executive. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

7. BUSINESS EXPENSES: The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to reasonable substantiation and documentation as may be specified by the Company from time to time.

8. TERMINATION AND SEVERANCE:

(a) In the event of the Executive’s death, the Executive’s employment shall immediately and automatically terminate.

(b) The Company may terminate the Executive’ employment upon notice to the Executive (a) if Executive is disabled within the meaning of the long-term disability insurance policy applicable to similarly situated employees of the Company or (b) for “Cause” (as defined in the Severance Agreement). The Executive agrees to submit to medical examinations to determine whether he is disabled pursuant to reasonable requests the Company may make from time to time. Upon the giving of notice of termination of the Executive’s employment hereunder due to the Executive’s disability or for Cause, the Company shall not have any further obligation or liability to the Executive, other than for Base Salary earned and unpaid through the date of termination.

(b) The Company also may terminate the Executive’s employment without Cause upon notice to the Executive. In the event the Company terminates the Executive’s employment without Cause, the Executive shall receive the severance benefits to which the Executive is entitled under Paragraph 1 of the Severance Agreement. In the event that a Change in Control occurs and the Executive’s employment with the Company or the successor/acquiror of the Company is terminated without Cause or by the Executive for Good Reason, in each case within 12 months after a Change in Control Date, the Executive shall receive the severance benefits to which the Executive is entitled under Paragraph 3 of the Severance Agreement.

(c) The Executive may terminate his employment with the Company, with or without cause, upon notice to the Company. Subject to the Company’s right to terminate the Executive’s employment pursuant to Sections 8(a) and (b), the Executive may terminate his employment within 30 days following the occurrence of Changed Circumstances (as defined below) upon written notice to the Company describing the Changed Circumstances giving rise to the Executive’s termination of employment. In the event the Executive terminates his employment within 30 days following the occurrence of Changed Circumstances, the Executive shall be entitled to receive the severance benefits to which the Executive is entitled under Paragraph 1 of the Severance Agreement as though his employment had been terminated by the Company without Cause. “Changed Circumstances” shall mean the occurrence of one or both of the following events:

(i) a material reduction in the nature or scope of the Executive’s responsibilities, authority or powers as President and Chief Executive Officer of the Company, including, without limitation, due to the Board having hired or appointed another senior executive officer to whom the Executive is requested by the Board to report or who reports directly to the Board or who is given responsibilities or authority normally exercised by an executive in the positions of President and Chief Executive Officer of a Company generally comparable to the Company, in each case without the Executive’s prior written consent; and

(ii) any failure by the Company to nominate and recommend to shareholders that they reelect the Executive to serve as a director of the Company upon the expiration of his term.

(d) For purposes of this Agreement, the terms “Cause”, “Change in Control”, “Change in Control Date”, and “Good Reason” shall have the meanings set forth in the Severance Agreement.

(e) Notwithstanding anything to the contrary contained in this Agreement or the Severance Agreement, the Executive agrees as follows:

(i) The Executive’s right to receive severance benefits hereunder and under the Severance Agreement is conditioned upon (A) the Executive’s prior execution and delivery to the Company of a general release of any and all claims and causes of action of the Executive against the Company and its officers and directors, excepting only (y) the right to any salary and/or reimbursable expenses then accrued and unpaid under Sections 2 and 7 of this Agreement and (z) rights arising under applicable law, including, without limitation, rights to extended health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as in effect from time to time, and (B) the Executive’s continued performance of those obligations hereunder that continue by their express terms after the termination of his employment, including without limitation those set forth in Sections 9and 10 of this Agreement.

(ii) Any severance benefits paid to the Executive hereunder or under the Severance Agreement shall be payable in accordance with the payroll practices of the Company for its executives generally as in effect from time to time.

(iii) All amounts payable to the Executive under this Agreement and the Severance Agreement are intended meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable, and this Agreement and the Severance Agreement shall be interpreted in accordance with such intent. Without limiting the scope of the immediately preceding sentence, the severance payments provided for under this Agreement and the Severance Agreement shall be deferred for six months from the effective date of the termination of the Executive’s employment if immediately prior to such termination the Executive is, or in the Company’s sole opinion may be, a “specified employee” as that term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”). Notwithstanding the foregoing, subject to the dollar limit set forth in Treasury Regulation 1.409A-1(b)(9)(iii), to the extent that the benefit distributions to be made under this Agreement or the Severance Agreement constitute deferred compensation subject to Code Section 409A payable on account of separation from service within the meaning of Code Section 409A(a)(2)(A)(i), and the Executive is a Specified Employee, no amount payable upon an “involuntary separation from service” within the meaning of Treasury Regulation 1.409A-1(n), shall be subject to six-month deferral otherwise required under this Section 8(e)(iii).

(f) Upon termination of the Executive’s employment, all obligations and provisions of this Agreement shall terminate except with respect to any accrued and unpaid monetary obligations and except for the provisions of Sections 8 through (and inclusive of) 22 hereof.

9. NON-COMPETITION; NON-SOLICITATON; ASSIGNMENT OF INVENTIONS AND CONFIDENTIALITY: In view of the unique and valuable services the Executive has and will render to the Company, the Executive’s knowledge of the customers, trade secrets, and other proprietary information relating to the business of the Company and its customers and supplies and similar knowledge regarding the Company it is expected the Executive has and will obtain, and in consideration of the compensation to be paid to the Executive and the other covenants of the Company contained herein, the Executive agrees as follows:

(a) The Executive will not, during the period he is employed by the Company, and for a period of one year after the Executive ceases to be employed by the Company, compete with, take any action to compete with, or be engaged in the same business as, or Participate In (as defined below), any other business or organization (which shall not include a university, hospital or other non-profit organization) which during the term of the Executive’s employment or for such one-year period thereafter competes with, takes any action to compete with or is engaged in the same business as the Company, with respect to any product or service sold, or activity engaged in, up to the time of such cessation in any geographical area in which, at the time of such cessation, such product or service is sold or actively engaged in by the Company; provided, however, that the provisions of this Section 9(a) will not be deemed breached merely because the Executive owns less than 1% of the outstanding common stock of a corporation, if, at the time of its acquisition, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange and provided, further, that the provisions of this Section 9(a) will not be breached if the Executive’s employment with the Company is terminated because the Company becomes a subject of a proceeding under the Federal Bankruptcy Code and, subsequent to such termination, the Executive competes with, engages in the same business as or Participates In any other business which competes with or is engaged in the same business as the Company. The term “Participate In” shall mean: “directly or indirectly, for the Executive’s own benefit or for, with or through any other person (including my immediate family), firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of my name in.” Notwithstanding anything to the contrary contained herein, in the event of the sale of the Company, the non-competition covenants contained herein shall apply only to that portion of the business of the acquirer/successor for which the Executive has performed significant services as of the date of termination of his employment.

(b) The Executive will not, during the period the Executive is employed by the Company, and for a period of one year after the Executive ceases to be employed by the Company, directly or indirectly reveal the name of, solicit or interfere with, or endeavor to entice away from the Company any of its suppliers, customers, or employees. The Executive will not, during the period the Executive is employed by the Company, and for a period of one year after the Executive ceases to be employed by the Company, directly or indirectly, employ any person who was an employee of the Company within a period of one year after such person leaves the employ of the Company. Notwithstanding anything to the contrary contained herein, the restrictions contained in this Section 9(b) shall not apply to (i) any employee who responds to a public help-wanted solicitation or (ii) any employee whose employment with the Company is, or former employee whose employment was, terminated by the Company.

(c) Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs and processes which the Executive now or hereafter during the period the Executive is employed by the Company and for three-months thereafter may own, conceive of, or develop and either relating to the fields in which the Company may then be engaged or has plans (as demonstrated by the records of the Company) to be engaged or conceived of or developed utilizing the time, material, facilities, or information of the Company (“Such Inventions”) shall belong to the Company; as soon as the Executive owns, conceives of, or develops any Such Invention, the Executive agrees immediately to communicate such fact in writing to the Chief Financial Officer of the Company, and without further compensation, but at the Company’s expense (except as noted in clause (i) of this Section 9(c)), forthwith upon the request of the Company, the Executive shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order (ii) to vest in the Company all the Executive’s right, title and interest in and to Such Inventions, free and clear of liens, mortgages, security interests, pledges, charges and encumbrances arising from the acts of the Executive (“Liens”) (the Executive will take such action, at the Executive’s expense, as is necessary to remove all such Liens) and (ii), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as the Company shall determine.

(d) During the course of the Executive’s association with the Company, the Executive has and will become privy to “confidential information” of the Company and others. As used in this Section 9(d), “confidential information” shall mean any information except that information which is generally known by the Company’s principal competitors or which is generally available to the public, or later becomes public without the breach of this Section 9(d), and shall include, without limitation, technical data, designs, software, customer information, business plans, market data, trade secrets or the like, whether or not any such document or information is marked “confidential.” The Executive shall not publish, disclose or make accessible any confidential information of the Company to any other person, firm or corporation either during or after the termination of the Executive’s employment with the Company, and the Executive shall not use any confidential information of the Company except during the Executive’s employment in the business and for the benefit of the Company, in each case without prior written permission of the Company. The Executive shall return physical evidence of such confidential information to the Company prior to or at the termination of the Executive’s employment with the Company.

(e) For purposes of this Section 9, the Company shall mean the Company and its operating subsidiaries (if any).

10. LITIGATION AND REGULATORY COOPERATION: During and after the term of the Executive’s employment with the Company, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claim now in existence or which may be brought in the future against or on behalf of the Company which relates to any event or occurrence that transpired while the Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect the Executive or expose the Executive to an increased probability of civil or criminal litigation. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the term of the Executive’s employment with the Company, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for all out-of-pocket costs and expenses incurred in connection with the Executive’s performance under this Section 10, including, but not limited to, reasonable attorneys’ fees and costs and shall pay Executive a consulting fee for his time (in increments of not less than one-half day, rounded up to the nearest half day) at a rate consistent with that which the Company would be required to pay a third party for similar services.

11. ENFORCEMENT OF COVENANTS: The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 9 and 10 hereof. The Executive acknowledges that the covenants contained in Sections 9 and 10 are reasonably necessary to protect the goodwill of the Company that is its exclusive property. The Executive further acknowledges and agrees that, were he to breach any of the covenants contained in Sections 9 and 10 hereof, the damage may be irreparable. The Executive, therefore, agrees that the Company, in addition to any other remedies available to it, shall be entitled seek preliminary and permanent injunctive relief against any breach by the Executive of any of said covenants, without making a showing that monetary damages would be inadequate or having to post bond, provided the Company has made a prima facie showing of such a breach.

12. INVALIDITY: In the event that any provision of this Agreement would be held to be invalid, prohibited, or unenforceable for any reason (including, but not limited to, any provision which may be held unenforceable because of the scope, duration or area of its applicability), this Agreement shall be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (and the court making any such determination as to any provision shall have the power to modify such scope, duration or area or all of them, and such provision shall be applicable in such modified form) and shall not invalidate the remaining provisions of this Agreement or affect the validity or enforceability of such provisions.

13. CONFLICTING AGREEMENTS: The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use any proprietary information of a third party without such party’s consent.

14. WITHHOLDING: All payments made under this Agreement or the Severance Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law.

15. ASSIGNMENT: Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, or consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

16. SEVERABILITY: If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. WAIVER: No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. NOTICES: Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, to the attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

19. ENTIRE AGREEMENT: This Agreement, together with the Severance Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment (including, without limitation, the Proprietary Information and Inventions Agreement between the Company and the Executive previously executed by the Executive).

20. AMENDMENT: This Agreement may be amended or modified only by a written instrument signed by the Executive and an expressly authorized representative of the Company.

21. HEADINGS: The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. GOVERNING LAW: This Agreement shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

If the foregoing confirms your understanding of our agreements, please so indicate by signing in the space provided and returning a signed copy to us.

CAMBRIDGE HEART, INC.

By:  /s/  Robert Khederian

        Robert Khederian

        Chairman of the Board

ACCEPTED AND AGREED:

/s/ Ali Haghighi-Mood

Ali Haghighi-Mood

EXHIBIT A

This Exhibit A is incorporated by reference into Section 3 of the Employment Agreement, effective as of December 11, 2007, between Cambridge Heart, Inc. (the “Company”) and Ali Haghighi-Mood (the “Executive”). Any capitalized term used in this Exhibit and not otherwise defined shall have the meaning assigned to that term in the Agreement.

In accordance with Section 3 of the Agreement, the Executive shall have the opportunity to earn an annual performance bonus for each of the years ended December 31, 2007 and 2008 in the amount, and contingent upon the achievement of the performance goals, set forth below. As soon as reasonably practicable following the completion of each of the fiscal years ending December 31, 2007 and 2008, the Board of Directors of the Company or a compensation committee of the Board shall determine the extent to which the Company achieved the performance goals for the respective periods set forth below, and, based upon such determination, shall, in good faith, fix the amount of the Executive’s bonus for such period.

Except as otherwise provided below, in order to receive an annual performance bonus, the Executive must continue to be employed by the Company through the end of the period with respect to which the annual performance bonus has been earned. The annual performance bonus will be paid to the Executive at such time as bonuses for the applicable period are regularly paid to senior executives of the Company; provided, however, in no event will the annual performance bonus be paid later than March 15 of the first taxable year following the end of the relevant calendar year in which the amount is no longer subject to a substantial risk of forfeiture under Section 409A of the Internal Revenue Code of 1986, as amended.

Bonus for the year ending December 31, 2007

For the fiscal year ending December 31, 2007, the Executive shall be entitled to receive a bonus equal to the sum of (i) $36,000 and (ii) a potential performance bonus amount of up to $25,000 earned based upon the sales revenue of the Company for the three-month period ended December 31, 2007 calculated in the manner set forth below:

2007 Performance Goals	Performance Bonus Amount
Sales revenue for the three-month period ending December 31, 2007 of at least $3.0 million determined in accordance with GAAP	Bonus equal to (a) $10,000 upon the achievement of at least $3.0 million in sales revenue and (b) 3.75% of sales revenue between $3.0 million and $3.4 million (up to an additional $15,000)

[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bonus for the year ending December 31, 2008

For the fiscal year ending December 31, 2008, the Executive shall be entitled to receive a performance bonus, a portion of which will be based upon the sales revenue of the Company for the year ending December 31, 2008 calculated in the manner set forth below and a portion of which will be based upon the achievement by the Company of the other performance goals set forth below:

2008 Performance Goals

Sales Revenue: The Executive shall be entitled to earn a bonus based upon the Company’s sales revenue for the year ending December 31, 2008, calculated as follows: (a) $20,000 upon the achievement of at least $[*****] million in sales revenue and (b) 1.00% of sales revenue above $[*****] million.

Other Performance Goals: The Executive shall be entitled to earn a bonus of up to $70,000 based upon the achievement of performance goals established by the Board in consultation with the Executive related to:

•	the development of the Company’s technology, including the advancements in the Company’s patent portfolio and in-licensed technology and other advancements in the Company’s MTWA technology;
•

the Company’s management, including, without limitation, the successful development and/or recruitment of various management talents and capabilities needed by the Company as mutually identified from time to time by the Board of Directors and the Executive on a time table to be mutually agreed upon;

•	the Company’s operations, research and development activities and regulatory matters; and
•	the Company’s securing reimbursement from additional private insurers on the timetable to be mutually agreed upon.

Bonus Payment in the Event of Termination without Cause

Portion of Bonus Based on Sales Revenue

In the event that the Executive’s employment is terminated by the Company without Cause prior to December 31, 2008, the Executive shall be entitled to receive a pro rated amount of the portion of the performance bonus that is based upon the sales revenue of the Company, calculated based upon the Company’s sales revenue through the end of the most recent calendar quarter ended prior to the termination of the Executive’s employment. For example, if the Executive’s employment is terminated without Cause on April 1, 2008 and the Company’s sales revenue for the three-month period ended March 31, 2008 is $[*****] million, then the Executive will be entitled to receive a bonus of $15,000 (i.e., 25% of $60,000, which is the bonus that would be earned based on projected annual sales revenue of $[*****] million). Or for example, if the Executive’s employment is terminated by the Company without Cause on October 15, 2008 and the Company’s sales revenue for the nine-month period ended September 30, 2008 is $[*****]

[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

million, then the Executive will be entitled to receive a bonus of $52,500 (i.e., 75% of $70,000, which is the bonus that would be earned based on projected annual sales revenue of $[*****] million).

Portion of Bonus Based on Other Performance Goals

In the event that the Company terminates the Executive’s employment without Cause prior to December 31, 2008, the Board of Directors may determine, in its sole discretion, whether the Executive should receive any portion of the bonus that is based upon performance goals other than the Company’s sales revenue (the “Other Performance Goals”).

In determining whether the Executive or the Company, as the case may be, achieved the Other Performance Goals set forth above, the Board may consider the extent to which the goals were achieved within the Board authorized budget plan for such goals.

EXHIBIT B

Outstanding Stock Options Awarded to Ali Haghighi-Mood

•

Outstanding stock option to purchase 333,333 shares of common stock granted on August 15, 2005 at an exercise price of $0.29 per share (stock option originally covered 500,000 shares of common stock; however the stock option has already been exercised with respect to 166,667 shares of common stock)

•	Outstanding stock option to purchase 700,000 shares of common stock granted on December 14, 2006 at an exercise price of $3.30 per share